EXHIBIT 99.1

Dresser, Inc. 15455 Dallas Parkway, Suite 1100 - Addison, Texas 75001 - phone 972/361-9933 - fax 972/361.9929

Dresser To Sell On/Off Valve Business

DALLAS, TEXAS (Sept. 1, 2005)—Dresser, Inc. announced today that it has agreed to sell its worldwide On/Off valve business to Cooper Cameron Corporation (NYSE: CAM) in a cash transaction valued at approximately $224 million, subject to final adjustments and other matters.

The sale, which is subject to antitrust approvals and the consent of Dresser’s lenders, is expected to close in the fourth quarter of 2005. Dresser said the proceeds from the sale will primarily be used to pay down debt.

“Our On/Off division represents approximately 20 percent of our annual revenue but a smaller percentage of our profitability,” said Patrick M. Murray, chairman and chief executive officer of Dresser. “Selling the division will allow us to de-lever the company and focus our time and resources on our other highly regarded products.”

Dresser’s On/Off business includes Control Seal™, Entech™, Grove®, Ring-O®, TK™ and Tom Wheatley™ valves; certain Texsteam™ products; and Ledeen™ actuators. All the products are used in oil and gas exploration and production and gas transmission pipelines. Dresser’s Natural Gas Solutions Business will retain On/Off’s Texsteam chemical injection pump product and ANDCO® and RCS® electric actuators.

Dresser’s On/Off business has its headquarters and a manufacturing facility in Houston, Texas. Approximately 300 of its 1,500 worldwide On/Off employees are in Houston. The On/Off business also manufactures in Voghera, Italy; Edmonton, Alberta, Canada; and Hammond, La.

Separately, the company announced that it would incur impairment to goodwill for its On/Off business of approximately $50 million in the fourth quarter of 2004. As announced in March 2005, the reporting of the company’s 2004 results has been delayed due to a pending restatement.

About Dresser, Inc.

Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Headquartered in Dallas, Texas, Dresser has a comprehensive global presence, with more than 8,500 employees and a sales presence in more than 100 countries worldwide. The company’s website is www.dresser.com.

Safe Harbor Statement:

This document contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the company’s expectations regarding the sale of its On/Off valve business. Actual results may differ from the expectations described in these forward-looking statements, which are subject to factors that are not in every case under the company’s control. Factors that could affect the company’s forward-looking statements may include, among other things, lack of success in obtaining regulatory and lender approvals.

Because the information herein is based solely on data currently available at this time, it is subject to change as a result of situations over which the company may have no control or influence, and should not therefore be viewed as an assurance regarding such information. Additionally, the company is not obligated to make public disclosure of such changes unless required to do so under applicable rules and regulations.

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COMPANY CONTACT:

Jenny Haynes

Vice President of Investor Relations and Communications

(972) 361-9933

Jenny.haynes@dresser.com

COMPANY CONTACT:

Don King

Investor Relations

(972) 361-9933

Don.King@dresser.com